Exhibit 99.1

Baxano Surgical To Sell Product Lines Through Voluntary Chapter 11 Court Supervised Auction Process

DIP Financing to Support Baxano Surgical’s Operations

Raleigh, NC – November 13, 2014 (GLOBE NEWSWIRE) -- Baxano Surgical, Inc. (Nasdaq:BAXS), a medical device company focused on designing, developing and marketing minimally invasive products to treat degenerative conditions of the lumbar spine, today announced that the Company has filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware. The bankruptcy filing was effected in order to facilitate a going concern sale of the Baxano Surgical minimally invasive products under Section 363 of the Bankruptcy Code.

“We believe this is the best course of action for the company at this point in time and is in the best interests of all of our stakeholders,” stated Ken Reali, President and CEO of Baxano Surgical. “As we move through this transaction process we will continue to focus on supporting our commercial business and the surgeons and hospitals that use our products.”

In conjunction with the bankruptcy filing, Hercules Technology Growth Capital, Inc., Baxano Surgical’s pre-petition secured lender, has agreed to provide “debtor in possession” financing on the terms set forth in the applicable loan documents and subject to Bankruptcy Court approval to support Baxano Surgical’s continued operations during the pendency of the sale process.

Any sale of Baxano Surgical’s products in connection with the bankruptcy case will be subject to bankruptcy court approval. In addition, such sale may be subject to antitrust approval, other approvals as may be required by law, and customary conditions. As a result, there can be no assurance that such sale will be consummated.

Stevens & Lee. P.C. is serving as legal advisors, Houlihan Lokey is serving as investment banker and Tamarack Associates is serving as restructuring advisor to Baxano Surgical.

About Baxano Surgical, Inc.

Baxano Surgical, Inc. is a medical device company focused on designing, developing, and marketing minimally invasive products to treat degenerative conditions of the spine affecting the lumbar region. Baxano Surgical currently markets the AxiaLIF® family of products for single and two level lower lumbar fusion, the VEO® lateral access and interbody fusion system featuring the REVEAL retractor®, the iO-Flex® system, a proprietary set of flexible instruments used by surgeons during spinal decompression procedures, the iO-Tome® instrument, which rapidly and precisely removes bone, specifically the facet joints, which is commonly performed in spinal fusion procedures and Avance, an MIS pedicle screw system used in lumbar fusion procedures. Baxano Surgical was founded in May 2000 and is headquartered in Raleigh, North Carolina. For more information, visit www.baxanosurgical.com.

AxiaLIF, VEO, REVEAL, iO-Tome and iO-Flex are all registered trademarks of Baxano Surgical.

CONTACT:

Baxano Surgical, Inc.
Ken Reali, President and Chief Executive Officer
919-825-0867